Bell Microproducts Announces Q2 2004 Results                         Page 1 of 7
June 30, 2004



[BELL MICROPRODUCTS LOGO]



CONTACT:      Rob Damron
              Investor Relations Representative
              Bell Microproducts Inc.
              (414) 224-1668
              ir@bellmicro.com

FOR IMMEDIATE RELEASE

           BELL MICROPRODUCTS REPORTS SECOND QUARTER FINANCIAL RESULTS

                ACHIEVES YEAR OVER YEAR QUARTERLY REVENUE GROWTH
                       OF 25% AND $0.04 INCOME PER SHARE

               * FIRST HALF REVENUES HIT A RECORD $1.29 BILLION
               * COMPLETES STRATEGIC ACQUISITION OF OPENPSL
               * RAISES SALES PROJECTIONS FOR SECOND HALF OF 2004

SAN JOSE, CA--(July 28, 2004)-- Bell Microproducts Inc. (Nasdaq: BELM) today announced its financial results for the second quarter ended June 30, 2004.

Revenues increased 25% to $630 million for the second quarter of 2004, as compared to last year's second quarter revenues of $503 million. Net earnings for the second quarter were $1.1 million, or $0.04 per share on 27.7 million diluted shares. This compares to last year's second quarter GAAP net loss of $2.4 million, or $0.12 per share on 20.1 million basic shares.

Revenues reached a record for the first six months of 2004, increasing 25% to $1.29 billion as compared to revenues for the first six months of 2003 of $1.04 billion. Net earnings for the first six months of 2004 were $2.8 million, or $0.10 per share on 27.9 million diluted shares. This compares to the first six months of 2003 GAAP net loss of $7.3 million, or $0.36 per share on 20.1 million basic shares.

Commenting on the second quarter 2004 financial results, Don Bell, President and CEO of Bell Microproducts said, "We are pleased to report good second quarter revenues and sustained profitability. We generated strong revenue improvement in all geographies and all product categories, except disk drives, compared to last year's second quarter. Our gross profit margins increased sequentially compared to the first quarter of 2004 due to improved margins in both of our major product categories, as well as a favorable mix shift towards higher margin Solutions products. Additionally, the operating leverage inherent in our business model enabled us to generate a significant increase in our operating margins and overall profitability from last year's second quarter. The second quarter is typically a seasonally softer demand quarter for Bell Micro, and we are pleased with the relative strength experienced in our Solutions category of products in the second quarter as well as in recent quarters."



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Bell Microproducts Announces Q2 2004 Results                         Page 2 of 7
June 30, 2004



Mr. Bell added, "In addition to our strong second quarter operating results, we also completed the strategic acquisition of OpenPSL Ltd. in late June. OpenPSL is a leading UK-based value added distributor of enterprise, storage and security products and related professional services to VARs, system integrators, and software companies in the UK and Ireland. Its revenues over the last 12 months were approximately $200 million with gross and operating margins higher than our corporate averages. This acquisition complements our three primary strategies for growth; focus on enterprise solutions, expand supplier partnerships, and increase our geographic footprint. Furthermore, we expect the acquisition to be accretive to our EPS."

GEOGRAPHIC HIGHLIGHTS

     o Revenue in the second quarter was split among the Company's geographies as follows: North America 41%, Europe 46%, and Latin America 13%.

     o North American revenue increased 14% compared with the second quarter of 2003, driven by a 27% increase in Solutions sales. On a sequential basis, North American revenue decreased 3% due to seasonal factors and lower disk drive demand.

     o Latin American revenue increased 52% compared with the second quarter of 2003 driven by internal growth of 39%, as well as the acquisition of EBM Mayorista, S.A. de C.V. in Mexico, which occurred in October of 2003. On a sequential basis, Latin American revenue decreased 3% also due to seasonal factors and the resulting decrease in demand for disk drives.

     o European revenue increased 20% compared with the second quarter of 2003, excluding the acquisition of OpenPSL. On a sequential basis, European revenue decreased 14% primarily due to seasonal factors, the weakness in disk drive demand, and excluding the impact of the Open PSL acquisition. In local currency, the year over year increase was 9% and the sequential quarterly decline was 12%.

SOLUTIONS AND COMPONENTS AND PERIPHERALS HIGHLIGHTS

     o In the second quarter of 2004, Solutions represented 54% of the Company's product mix and Components and Peripherals accounted for 46% of the mix.

     o The Solutions category of the Company's business increased 35% compared with the second quarter of 2003 and was up slightly as compared with the first quarter of 2004. There was strong year-over-year growth in all product groups within the Solutions category.

     o The Components and Peripherals category of the Company's business increased 16% compared with the second quarter of 2003, but decreased 10% compared to the first quarter of 2004.

     o The sequential sales decline as compared to the first quarter within the Components and Peripherals product category, and also overall company sales, was due entirely to a decline in disk drive sales. Disk drives have been declining as a percentage of the company's sales, and second quarter disk drive sales were 25% of total sales. This compares to 34% in the second quarter of 2003, and 31% in the prior quarter. There is some recovery expected in sales in this product category in the second half of the year.

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Bell Microproducts Announces Q2 2004 Results                         Page 3 of 7
June 30, 2004



     o Gross profit margins improved in the second quarter in each of the two major product segments as compared to the first quarter.

OPERATING TRENDS

Gross profit margins in the second quarter of 2004 were 7.8%, an increase compared to the 7.5% reported in the first quarter of 2004, and flat as compared to last year's second quarter. The sequential increase in the gross profit percentage was due to a mix shift to higher margin Solutions sales, and relative strength in the Company's Enterprise business units.

Operating expenses continue to remain under control, and as a percent of sales were 6.9% in the quarter. This compares to 7.6% in the second quarter of 2003, and a slight increase from 6.5% in the first quarter of 2004.

Inventories were $225 million at June 30, 2004 as compared to $236 million at March 31, 2004 and $203 million at June 30, 2003. This resulted in average days in inventory of 35 days in the second quarter of 2004 flat with 35 days in the first quarter of 2004 and down from 39 days in the second quarter of 2003.

Accounts Receivable were $355 million at June 30, 2004 as compared to $301 million at March 31, 2004 and $274 million at June 30, 2003. Days sales outstanding (DSO) increased to 51 days in the second quarter of 2004 versus 41 days in the first quarter of 2004 and 49 days in the second quarter of 2003. The increase in DSO's is primarily due to the acquisition of OpenPSL at the end of the quarter, which added receivables to the balance sheet that were disproportionate to the corresponding sales for the quarter. DSO's were 44 days excluding the end of quarter addition of OpenPSL receivables. Additionally, the strong finish to the quarter, with June being a record sales month, contributed to the increased DSO's.

Total Debt increased to $252 million at June 30, 2004 as compared to $235 at March 31, 2004 and $212 million at June 30, 2003. Excluding the funds used to acquire OpenPSL and debt assumed in the transaction, outstanding Debt was $210 million.

MANAGEMENT DISCUSSION AND OUTLOOK

Mr. Bell concluded, "Bell Microproducts' first half and second quarter financial results have shown significant improvement over last year. The second quarter ended on a strong note as June 2004 was the best sales month in the history of the Company. We received special awards and recognitions from suppliers and customers during the quarter, including Alacritech, Emulex, Lockheed Martin, Qlogic, SanDisk, and Veritas. Furthermore, our Rorke Data Division's new Galaxy i SATA based RAID product recently won recognition from the Digital Video Professionals Association for The Best Networked Storage Product at the NAB 2004 Conference."

"While there have recently been mixed signals in the technology marketplace, we believe that our business model is working. We expect that there will be continued spending and investment in the product categories we distribute. We are forecasting growth in the second half of the year and, as a result, expect to set another revenue record in 2004, accompanied by a significant improvement in profitability. Based upon the information available to us at this time, we expect sales in the third


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Bell Microproducts Announces Q2 2004 Results                         Page 4 of 7
June 30, 2004


quarter to increase between 24% and 28% to a range of $690 million to $710 million, with EPS of $0.08 to $0.10, and expect sales for the full year to increase between 21% and 23% to a range of $2.70 billion and $2.75 billion, with EPS of $0.33 to $0.40."

"Our mission is to generate exceptional value for our shareholders, customers, vendor partners, and employees by continually increasing our position - and depth of this position -- as a worldwide leader in storage distribution. Our recent accomplishments and the acceleration of our growth and profitability are a clear sign that we are making progress in the pursuit of our goals."

CONFERENCE CALL ON THE WEB

Bell Microproducts will host a conference call to discuss second quarter results at 4:30 PM Eastern on Wednesday, July 28, 2004. A live Internet broadcast of the Company's conference call will be available via the Company's web site.

ABOUT BELL MICROPRODUCTS

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company's offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world's largest storage-centric value-added distributors.

The Company's products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including testing, software loading, kitting, mass storage system integration, and computer system integration. Trained and certified technical personnel complete each of these processes at Bell Microproducts' ISO 9002 facilities. Bell Microproducts markets and distributes more than 140 brand name product lines, as well as its own Rorke Data storage and Trademark(R) computer brands, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company's SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

SAFE HARBOR STATEMENT

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of our expected growth rates, profitability and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand;


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Bell Microproducts Announces Q2 2004 Results                         Page 5 of 7
June 30, 2004


competition; other vagaries in the computer and electronic components markets; effects of acquisitions and restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the Company's reports to the Securities and Exchange Commission (including the Company's Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.









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Bell Microproducts Announces Q2 2004 Results                         Page 6 of 7
June 30, 2004



                             BELL MICROPRODUCTS INC.
                                 Balance Sheets
                                 (in thousands)
                                   (Unaudited)


                                                          June 30, 2004   December 31, 2003
                                                          -------------   -----------------
ASSETS
   Current assets:
      Cash                                                  $   4,865        $   4,904
      Accounts receivable, net                                355,115          309,905
      Inventories                                             225,227          256,992
      Prepaid expenses and other current assets                23,297           23,595
                                                            ---------        ---------
              Total current assets                            608,504          595,396
                                                            ---------        ---------

   Property and equipment, net                                 43,036           43,545
   Goodwill and other intangibles                              98,863           66,780
   Other assets                                                11,118            7,278
                                                            ---------        ---------
              Total assets                                  $ 761,521        $ 712,999
                                                            =========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
      Accounts payable                                      $ 243,139        $ 250,494
      Borrowings under lines of credit                         48,585            3,009
      Short-term note payable and current portion of
          long-term notes payable                              12,000           11,848
      Other accrued liabilities                                61,370           46,411
                                                            ---------        ---------
              Total current liabilities                       365,094          311,762

   Borrowings under lines of credit                            27,045          127,416
   Long-term notes payable                                    164,635           77,608
   Other long-term liabilities                                  3,758            2,803
                                                            ---------        ---------
              Total liabilities                               560,532          519,589
                                                            ---------        ---------

   Shareholders' equity:
      Common Stock                                            161,595          157,251
      Retained earnings                                        23,600           20,837
      Cumulative translation adjustment                        15,794           15,322
                                                            ---------        ---------
              Total shareholders' equity                      200,989          193,410
                                                            ---------        ---------

                                                            ---------        ---------
      Total liabilities and shareholders' equity            $ 761,521        $ 712,999
                                                            =========        =========


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Bell Microproducts Announces Q2 2004 Results                         Page 7 of 7
June 30, 2004




                            BELL MICROPRODUCTS INC.
                            STATEMENT OF OPERATIONS
                      (in thousands, except per share data)
                                   (Unaudited)



                                                          -------------------------------      ----------------------------------
                                                            Three Months Ended June 30,             Six Months Ended June 30,
                                                             2004               2003                 2004               2003
                                                          -------------------------------      ----------------------------------

Net sales                                                 $ 630,288           $ 502,638        $  1,290,619         $ 1,035,291
Cost of sales                                               581,220             463,430           1,192,264             958,457
                                                          ---------           ---------        ------------         -----------
Gross profit                                                 49,068              39,208              98,355              76,834

Operating expenses:
    Selling, general and administrative expenses             43,191              37,968              85,922              77,242
    Restructuring costs                                          --                  --                  --               1,383
                                                          ---------           ---------        ------------         -----------
Total operating expenses                                     43,191              37,968              85,922              78,625

Income (loss) from operations                                 5,877               1,240              12,433              (1,791)
Interest expense                                             (3,830)             (4,185)             (7,668)             (8,204)
                                                          ---------           ---------        ------------         -----------
Income (loss) before income taxes                             2,047              (2,945)              4,765              (9,995)
Provision for (benefit from) income taxes                       996                (584)              2,002              (2,699)
                                                          ---------           ---------        ------------         -----------
Net income (loss)                                         $   1,051           $  (2,361)       $      2,763         $    (7,296)
                                                          =========           =========        ============         ===========


Earnings (loss) per share
    Basic                                                 $    0.04           $   (0.12)           $   0.10               (0.36)
                                                          =========           =========           =========           =========
    Diluted                                                    0.04               (0.12)               0.10               (0.36)
                                                          =========           =========           =========           =========

Shares used in per share calculation
    Basic                                                    27,194              20,137              27,131              20,134
                                                          =========           =========           =========           =========
    Diluted                                                  27,659              20,137              27,869              20,134
                                                          =========           =========           =========           =========